Exhibit 99.1

Magellan Completes Work to Reopen Portals at Center Star Gold Mine in Idaho

Access to underground workings of the mine key to developing exploration plan

WALLACE, Idaho – Sept. 17, 2020 – Magellan Gold Corporation (OTCQB: MAGE) (“Magellan” or the “Company”), a precious metals exploration and development company, today announced that the Company has successfully reopened the main portal and emergency access portal at the Center Star Gold Mine (“Center Star”) in Idaho.

In August 2020, Magellan received its permit from the U.S. Forest Service allowing the Company to reopen Center Star’s portals and posted the required bond. Work on the project began immediately afterwards, including the rehabilitation of roads leading to the mine.

“We are excited to make significant progress in advancing the development work on Center Star Gold Mine,” said Mike Lavigne, President of Magellan. “As planned, we have quickly reopened the mine’s portals, giving us access to the underground workings of Center Star. It has been 35 years since exploration or development work was last conducted in this mine. One of our immediate priorities is to evaluate and identify areas that require additional mine stabilization so that our workers and staff can move safely underground. When safety is confirmed, we can proceed with defining an exploration plan for drilling and sampling. We are confident in the potential for this project given Center Star’s historical production.”

Located near the Elk City mining district of Idaho, Center Star hosts high-grade gold mineralization that was discovered in the early 1900s, with periodic historic production and development work done under different ownership through the 1980s.

Since acquiring the Center Star project in July 2020, Magellan acquired additional unpatented mining claims adding 320 acres of land to increase its holding to 620 acres of claims along the Center Star gold trend.

About Magellan Gold Corporation

Magellan Gold Corporation (OTCQB: MAGE) is focused on the exploration and development of precious metals in North America. Magellan’s flagship project is the Center Star Gold Mine in Idaho. We are additionally working to build a collection of interests in operating mines in the Western United States. Our goal going forward will be to achieve production and expand our resource base to achieve greater market recognition for the benefit of our shareholders.

To learn more about Magellan Gold Corporation, visit www.magellangoldcorp.com.

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Cautionary Statement

The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can legally extract or produce. Under SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves. Currently we have not delineated “reserves” on any of our properties. We cannot be certain that any deposits at our properties will ever be confirmed or converted into SEC Industry Guide 7 compliant “reserves.” Investors are cautioned not to assume that all or any part of any “resource” estimates will ever be confirmed or converted into reserves or that they can be economically or legally extracted.

Forward Looking Statements

This release contains “forward-looking statements.” Such statements are based on good faith assumptions that Magellan Gold Corporation believes are reasonable but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Factors that could cause actual results to differ from those anticipated are discussed in Magellan Gold Corporation’s periodic filings with the Securities and Exchange Commission.

Contact:
Magellan Gold Corporation
Mike Lavigne, President & Director
contact@magellangoldcorp.com

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